As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-190843

Registration No. 333-162714

Registration No. 333-150790

United states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-190843

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-162714

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-150790

FORM S-8

registration statement

UNDER

THE SECURITIES ACT OF 1933

1st United Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0925265
(State of incorporation)	(I.R.S. Employer Identification Number)

One North Federal Hwy.

Boca Raton, FL 33432

(Address of Principal Executive Offices)

2013 Incentive Plan

2008 Incentive Plan

Officers’ and Employees’ Stock Option Plan

(Full Title of the Plans)

John Marino President 1st United Bancorp, Inc. One North Federal Hwy. Boca Raton, Florida 33432 (561) 362-3435 (Name and Address of Agent for Service)	Copy To: Michael V. Mitrione, Esq. David C. Scileppi, Esq. Gunster, Yoakley & Stewart, P.A. 777 S. Flagler Drive, Ste. 500 East West Palm Beach, Florida 33401 Telephone: (561) 650-0553

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-190843, filed by 1st United Bancorp, Inc., a Florida corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on August 27, 2013, relating to the registration of 1,704,403 shares of common stock, $0.01 par value, of the Company issuable under the 1st United Bancorp, Inc. 2013 Incentive Plan.
2.	Registration Statement No. 333-162714, filed by the Registrant with the SEC on October 28, 2009, relating to the registration of 1,238,512 shares of common stock, $0.01 par value, of the Company issuable under the 1st United Bancorp, Inc. 2008 Incentive Plan.
3.	Registration Statement No. 333-150790, filed by the Registrant with the SEC on May 9, 2008, relating to the registration of 86,500 shares of common stock, $0.01 par value, of the Company issuable under the 1st United Bancorp, Inc. Officers’ and Employees’ Stock Option Plan.

On October 31, 2014, pursuant to an Agreement and Plan of Merger, dated as of May 7, 2014 (the “Merger Agreement”), by and between the Registrant and Valley National Bancorp, a New Jersey corporation (“Valley”), the Registrant merged with and into Valley with Valley as the surviving entity (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold (if any) as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 31st day of October, 2014.

1ST UNITED BANCORP, INC.

By:	/s/ John Marino
John Marino
President and Chief Financial Officer
(Principal Financial Officer)

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these post-effective amendments to the Registration Statements.